EXHIBIT 99.28(d)(ix)

SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

          THIS SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT dated as of March 4, 2009, by and among OLD WESTBURY FUNDS, INC. (the “Fund”), BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”), and DIMENSIONAL FUND ADVISORS LP (the “Sub-Adviser”). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided in Sub-Advisory Agreement as defined below.

W I T N E S S E T H:

          WHEREAS, the Fund, the Adviser and the Sub-Adviser are parties to that certain Sub-Advisory Agreement dated as of April 6, 2005 (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides portfolio selection and related research and statistical services in connection with investment advisory services for the Global Small & Mid Cap Fund (the “Portfolio”) or a designated portion of the assets of the Portfolio (the “Segment”); and

          WHEREAS, the Fund, the Adviser and the Sub-Adviser desire to amend the Sub-Advisory Agreement to expand the proxy voting authority granted to the Sub-Adviser under the Sub-Advisory Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1.          Section 2(p)(ii) of the Sub-Advisory Agreement is hereby amended and restated in its entirety with “vote or refrain from voting proxies with respect to securities held by the Portfolio or the Segment consistent with the Sub-Advisor’s then current proxy voting policies and procedures; provided that such materials and information have been forwarded to the Sub-Adviser or its designee in a timely fashion by the Portfolio’s custodian.”

          2.          The last sentence of Section 2(p) of the Sub-Advisory Agreement is hereby deleted in its entirety.

          3.          The Sub-Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

          4.          This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Sub-Advisory Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou

Name:	Peter C. Artemiou
Title:	Vice President

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Marc D. Stern

Name:	Marc D. Stern
Title:	President

DIMENSIONAL FUND ADVISORS LP
BY: DIMENSIONAL HOLDINGS, INC., GENERAL
PARTNER

By:	/s/ Catherine L. Newell

Name:	Catherine L. Newell
Title:	Vice President and Secretary